Use these links to rapidly review the document

Exhibit (a)(1)

         OFFER TO PURCHASE

OWENS-ILLINOIS GROUP, INC.

Offer To Purchase For Cash
Any and all of Owens-Brockway Glass Container Inc.'s Outstanding
3.00% Exchangeable Senior Notes due 2015
(CUSIP No. 69073TAQ6)

         Owens-Illinois Group, Inc., a Delaware corporation (the "Company," "we," "us" or "our"), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase"), any and all of Owens-Brockway Glass Container Inc.'s ("OBGC") 3.00% Exchangeable Senior Notes due 2015 (the "Exchangeable Notes"), of which we are a guarantor. OBGC, a Delaware corporation, is an indirect, wholly owned subsidiary of the Company. Our offer to purchase the Exchangeable Notes pursuant to the Offer to Purchase is referred to herein as the "Offer." As of October 30, 2014, there was approximately $628,700,000 aggregate principal amount of Exchangeable Notes outstanding.

         The Offer will expire at 5:00 p.m., New York City time, on December 3, 2014, unless extended or earlier terminated by us (such date and time, as the same may be extended, the "Expiration Date"). If you choose to tender, you must validly tender and not validly withdraw your Exchangeable Notes prior to the Expiration Date to receive the Tender Offer Consideration (as defined herein). Your Exchangeable Notes may be withdrawn prior to the Expiration Date, but not thereafter. The Offer is not conditioned upon any minimum principal amount of the Exchangeable Notes being tendered. See "Terms of the Offer—Conditions of the Offer."

         Subject to the terms and conditions of the Offer, registered holders who validly tender and do not validly withdraw their Exchangeable Notes pursuant to the Offer prior to the Expiration Date, will receive $1,015 in cash for each $1,000 principal amount of the Exchangeable Notes (the "Consideration") plus accrued and unpaid interest on such principal amount from December 1, 2014 (the last interest payment date on the Exchangeable Notes) to, but not including, the date on which we will pay the Consideration ("Accrued Interest"). We refer to the date on which we will pay the Consideration as the "Settlement Date." See "Summary—Acceptance of Tendered Exchangeable Notes and Payment." All amounts payable pursuant to the Offer will be rounded to the nearest cent. We refer in this Offer to Purchase to the Consideration and Accrued Interest, collectively, as the "Tender Offer Consideration." The Settlement Date is expected to occur promptly following the Expiration Date.

         The Offer is conditioned on the satisfaction of certain conditions. We reserve the right, at any time or at various times, subject to applicable law, to waive any and all of the conditions to the Offer, in whole or in part. We further expressly reserve our right to amend or terminate the Offer.

         This Offer to Purchase contains important information that should be read before any decision is made with respect to the Offer. In particular, see "Terms of the Offer—Certain Significant Consequences" beginning on page 14 for a discussion of certain factors you should consider in connection with this Offer.

         NONE OF THE COMPANY, OBGC, OWENS-ILLINOIS, INC. ("OI INC."), THE TENDER AGENT AND INFORMATION AGENT OR THE DEALER MANAGER (EACH AS DEFINED HEREIN) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXCHANGEABLE NOTES PURSUANT TO THE OFFER, AND NO ONE HAS BEEN AUTHORIZED BY ANY OF THEM TO MAKE SUCH A RECOMMENDATION OR GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER EXCHANGEABLE NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF EXCHANGEABLE NOTES TO TENDER.

         THE OFFER TO PURCHASE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:

Deutsche Bank Securities

November 3, 2014

OTHER MATTERS

        Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will notify the Tender Agent of Exchangeable Notes accepted for purchase and payment pursuant to the Offer. If you validly tender and do not validly withdraw your Exchangeable Notes and we accept them for purchase, we will pay you, on the Settlement Date, the Tender Offer Consideration, which includes Accrued Interest. The Settlement Date is expected to be on or about December 4, 2014, or promptly thereafter.

        The outstanding Exchangeable Notes are represented by global certificates registered in the name of The Depository Trust Company or its nominee ("DTC"). As a result, all holders electing to tender pursuant to this Offer must do so pursuant to DTC's book-entry procedures. Under no circumstances will any additional interest on the Tender Offer Consideration be payable by us or OBGC because of any delay in the transmission of funds to holders by DTC. Exchangeable Notes accepted for purchase by us will be returned to the trustee for cancellation.

        In the event of a termination or withdrawal of the Offer, Exchangeable Notes tendered pursuant to the Offer will promptly be returned to you or credited to your account through DTC and your DTC participant.

        Notwithstanding any other provision of the Offer, our obligation to accept for purchase and to pay for Exchangeable Notes that are validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon the satisfaction of or, where applicable, our waiver of the conditions to the Offer. See "Terms of the Offer—Conditions of the Offer." The Offer is not conditioned upon any minimum principal amount of the Exchangeable Notes being tendered.

        We expressly reserve the right, subject to applicable law, to:

  •
  waive any and all conditions to the Offer prior to the Expiration Date;

  •
  extend, terminate or withdraw the Offer; or

  •
  otherwise amend the Offer in any respect.

        If we make a material change to the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional Offer materials and extend the Offer to the extent required by law.

 IMPORTANT INFORMATION

        In order to validly tender Exchangeable Notes, a beneficial owner should request such beneficial owner's custodian to effect the transaction for such beneficial owner under the procedures for book-entry delivery set out in this Offer to Purchase. Only registered holders of Exchangeable Notes are entitled to tender Exchangeable Notes. Beneficial owners whose Exchangeable Notes are registered in the name of a custodian must contact such custodian if such beneficial owner desires to tender Exchangeable Notes with respect to Exchangeable Notes so registered. See "Terms of the Offer—Procedures for Tendering." Exchangeable Notes may only be tendered in a minimum denomination of $1,000 principal amount and integral multiples of $1,000 principal amount in excess thereof.

        DTC has authorized DTC participants that hold Exchangeable Notes on behalf of beneficial owners of Exchangeable Notes through DTC to tender their Exchangeable Notes as if they were holders. To effect such a tender, DTC participants should transmit their acceptance to DTC through the DTC's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in "Terms of the Offer—Procedures for Tendering." A beneficial owner of Exchangeable Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Exchangeable Notes on the beneficial owner's behalf. See "Terms of the Offer—Procedures for Tendering."

        Such beneficial owners of Exchangeable Notes should consider that a broker, dealer, commercial bank, trust company or other nominee may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Exchangeable Notes on your behalf on or prior to the Expiration Date. Tenders not completed at or prior to 5:00 p.m., New York City Time, on the Expiration Date will be disregarded and as of no effect.

        We have not provided guaranteed delivery provisions in connection with the Offer. You must tender your Exchangeable Notes in accordance with the procedures set forth under "Terms of the Offer—Procedures for Tendering" prior to the Expiration Date.

        Requests for additional copies of this Offer to Purchase and requests for assistance relating to the procedures for tendering Exchangeable Notes may be directed to the Information Agent at the address and telephone number on the back cover of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Offer may be directed to the Dealer Manager at its address and telephone number on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance regarding the Offer.

        This Offer to Purchase contains important information that should be read before any decision is made with respect to the Offer.

        Neither the delivery of this Offer to Purchase nor any purchase of Exchangeable Notes shall, under any circumstances, create any implication that the information contained in or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in the information contained in or incorporated by reference herein or in our affairs since the date hereof.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, OBGC, OI Inc., the Tender Agent and Information Agent or the Dealer Manager.

        From time to time following the Expiration Date, or other date of termination of the Offer subject to applicable law, we and our subsidiaries or affiliates may acquire any Exchangeable Notes that remain outstanding after the Expiration Date through open market purchases, in privately negotiated transactions, through one or more additional tender offers or exchange offers or otherwise, or may satisfy and discharge the Indenture (as defined herein) pursuant to its terms. Any future purchases may be on terms that may be more or less favorable to holders of Exchangeable Notes than the terms of this Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Exchangeable Notes other than pursuant to the Offer until ten business days after the Expiration Date or other date of termination of the Offer.

        This Offer to Purchase does not constitute an offer to purchase or the solicitation of an offer to sell Exchangeable Notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        The CUSIP number referenced in this Offer to Purchase and any related documents has been assigned by Standard & Poor's Corporation and is included solely for the convenience of the holders of Exchangeable Notes. None of the Company, OBGC, OI Inc., the Tender Agent and Information Agent or the Dealer Manager is responsible for the selection or use of the CUSIP number, and no representation is made as to the correctness of any CUSIP number on the Exchangeable Notes or as indicated in this Offer to Purchase or any other document.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase contains "forward-looking statements," as defined by federal securities laws. Forward-looking statements reflect our current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words "believe," "expect," "anticipate," "will," "could," "would," "should," "may," "plan," "estimate," "intend," "predict," "potential," "continue," and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible our future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where we have our operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) our ability to manage our cost structure, including our success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) our ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) our ability to further develop our sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond our control, including any expropriation of our operations, floods and other natural disasters, events related to our asbestos-related claims, and the other risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors.

v

        Any forward-looking statements in this Offer to Purchase are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions, expected future developments, and other factors we believe are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. Our forward-looking statements speak only as of the date made. While we continually review trends and uncertainties affecting our results of operations and financial condition, we do not assume any obligation to update or supplement any particular forward looking statements contained in this document, other than in compliance with applicable law.

 SUMMARY

        The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. The Offer to Purchase contains important information that you should read carefully before making any decision with respect to the Offer. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	The Offer is being made by Owens-Illinois Group, Inc., a Delaware corporation and a guarantor of the Exchangeable Notes. The Company's principal executive offices are located at One Michael Owens Way, Perrysburg, Ohio 43551 and the phone number at that address is (567) 336-5000.
The Exchangeable Notes

OBGC's 3.00% Exchangeable Senior Notes due 2015, which are governed by the Indenture, dated as of May 7, 2010, by and among OBGC, OI Inc., the Guarantors party thereto, including the Company, and U.S. Bank National Association, as Trustee (the "Indenture").

As of October 30, 2014, there was approximately $628,700,000 aggregate principal amount of Exchangeable Notes outstanding. The Exchangeable Notes are not listed on any securities exchange.
Description of the Offer

Pursuant to the Offer, we are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, any and all of the Exchangeable Notes validly tendered and not validly withdrawn prior to the Expiration Date. Holders of Exchangeable Notes can elect to tender all or any portion of their Exchangeable Notes, provided that tenders of Exchangeable Notes may only be made in a minimum denomination of $1,000 principal amount and integral multiples of $1,000 principal amount in excess thereof.

Tender Offer Consideration

The Tender Offer Consideration payable per $1,000 principal amount of the Exchangeable Notes validly tendered and not validly withdrawn prior to the Expiration Date and accepted for purchase and payment pursuant to the Offer will be $1,015 per $1,000 principal amount of the Exchangeable Notes plus Accrued Interest. All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Accrued Interest	If your Exchangeable Notes are accepted for purchase in the Offer, as part of the Tender Offer Consideration, you will be paid Accrued Interest.
Withdrawal Rights

Tenders of Exchangeable Notes may be withdrawn at any time prior to the Expiration Date, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law.

Expiration Date

The Offer will expire at 5:00 p.m., New York City time, on December 3, 2014, unless extended by the Company in its sole discretion or as required by law, in which case the Expiration Date will be such date to which the Expiration Date is extended.

Settlement Date

The Settlement Date for the Offer will occur promptly following the Expiration Date. The Tender Offer Consideration, which includes Accrued Interest, for the Exchangeable Notes accepted for purchase and payment will be payable on such Exchangeable Notes on the Settlement Date.

Purpose of the Offer	The purpose of the Offer is to acquire any and all outstanding Exchangeable Notes prior to their maturity (which is June 1, 2015).
Source of Funds

We will need approximately $640 million to pay the Tender Offer Consideration, which includes Accrued Interest, for all of the Exchangeable Notes and to pay estimated fees and expenses related to the Offer.

To pay the Tender Offer Consideration and fees and expenses related to the Offer, we intend to use a combination of any or all of the following: (i) the proceeds from a proposed private offering of senior notes by OBGC; (ii) cash on hand; and/or (iii) borrowings under our revolving credit facility pursuant to the Credit Agreement (as defined herein). The Offer is not conditioned upon obtaining financing and is thus not conditioned upon receiving funds from any senior notes offering. The Offer to Purchase is not an offer to sell or a solicitation of an offer to buy any senior notes that may be offered.

For a discussion of the Credit Agreement, see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 13, 2014 and incorporated by reference herein. See "Source of Funds."

Acceptance of Tendered Exchangeable Notes and Payment

Upon the terms of the Offer and upon satisfaction or waiver of the conditions to the Offer specified herein under "Terms of the Offer—Conditions of the Offer," we will (a) accept for purchase and payment Exchangeable Notes validly tendered (or defectively tendered if we waive such defect) and not validly withdrawn and (b) promptly pay the Tender Offer Consideration (which includes Accrued Interest) on the Settlement Date for all of the Exchangeable Notes accepted for purchase. The Company reserves the right, subject to applicable law, to (a) increase the Tender Offer Consideration in its sole discretion, (b) extend the Expiration Date to a later date and time and (c) waive any and all conditions to the Offer for Exchangeable Notes validly tendered prior to the Expiration Date.

The next interest payment date on the Exchangeable Notes is December 1, 2014. Because the Offer will not expire until December 3, 2014, at the earliest, holders of record of the Exchangeable Notes who tender Exchangeable Notes pursuant to the Offer prior to November 15, 2014, the record date for the December 1, 2014 interest payment, will continue to be the holders of record of such notes on November 15, 2014. As a result, the tender of Exchangeable Notes will not affect the right of such holders of record to receive the interest payment on December 1, 2014.

Conditions of the Offer

The Company's obligation to accept for purchase, and pay for, validly tendered Exchangeable Notes that have not been validly withdrawn is conditioned upon the satisfaction of or, where applicable, our waiver of the conditions to the Offer. See "Terms of the Offer—Conditions of the Offer." The Offer is not conditioned on any minimum amount of Exchangeable Notes being tendered. The Company expressly reserves the right, in its sole discretion in accordance with applicable law, to amend or terminate the Offer.

The Company also reserves the right, in its sole discretion, to delay the acceptance for purchase and payment for Exchangeable Notes tendered in the Offer, or to delay the payment for Exchangeable Notes so accepted, in order to permit any or all conditions of the Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See "Terms of the Offer—Conditions of the Offer."

How to Tender Exchangeable Notes

See "Terms of the Offer—Procedures for Tendering." For further information, call the Information Agent or the Dealer Manager or consult your broker, dealer, commercial bank or trust company for assistance.

Certain Significant Consequences	See "Terms of the Offer—Certain Significant Consequences" for a discussion of certain factors that should be considered in evaluating the Offer.
Income Tax Considerations	For a discussion of the United States federal income tax considerations of the Offer, see "Certain United States Federal Income Tax Considerations."
Dealer Manager	Deutsche Bank Securities Inc. is serving as Dealer Manager for the Offer. The Dealer Manager's contact information appears on the back cover of this Offer to Purchase.
Tender Agent and Information Agent

Global Bondholder Services Corporation is serving as Tender Agent and Information Agent for the Offer. Requests for additional copies of this Offer to Purchase should be directed to the Information Agent. The Tender Agent and Information Agent's contact information appears on the back cover of this Offer to Purchase.

THE COMPANY

        The Company, through its subsidiaries, is the successor to a business established in 1903 and is the largest manufacturer of glass containers in the world with 77 glass manufacturing plants in 21 countries. The Company competes in the glass container segment of the rigid packaging market and is the leading glass container manufacturer in most of the countries where it has manufacturing facilities. OBGC is an indirect, wholly owned subsidiary of the Company. The Company is a wholly owned subsidiary of OI Inc.

PURPOSE OF THE OFFER

        The purpose of the Offer is to acquire any and all outstanding Exchangeable Notes prior to their maturity (which is June 1, 2015). We will deliver the Exchangeable Notes that we purchase in the Offer to the trustee for the Exchangeable Notes for cancellation, and those Exchangeable Notes will cease to be outstanding. Any Exchangeable Notes that remain outstanding after the Offer will continue to be the obligations of OBGC. Holders of those outstanding Exchangeable Notes will continue to have all the rights associated with those Exchangeable Notes. We are not seeking the approval of holders of Exchangeable Notes for any amendment to the Exchangeable Notes or the Indenture.

SOURCE OF FUNDS

        We will need approximately $640 million to pay the Tender Offer Consideration, which includes Accrued Interest, for all of the Exchangeable Notes and to pay estimated fees and expenses related to the Offer.

        To pay the Tender Offer Consideration and fees and expenses related to the Offer, we intend to use a combination of any or all of the following: (i) the proceeds from a proposed private offering of senior notes by OBGC; (ii) cash on hand; and/or (iii) borrowings under our revolving credit facility pursuant to the Credit Agreement. The Offer is not conditioned upon obtaining financing and is thus not conditioned upon receiving funds from any senior notes offering. The Offer to Purchase is not an offer to sell or a solicitation of an offer to buy any senior notes that may be offered.

        For a discussion of the Credit Agreement, dated as of May 19, 2011, by and among the Company, OBGC, the other Borrowers party thereto, Owens-Illinois General Inc., as Borrower's agent and Deutsche Bank AG, New York Branch, as Administrative Agent (as amended, the "Credit Agreement"), see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 13, 2014 and incorporated by reference herein. There are no current plans or arrangements to refinance or repay any amounts borrowed under the Credit Agreement and/or the senior notes issued in the proposed private offering, if any.

TERMS OF THE OFFER

The Offer

        We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, any and all of OBGC's outstanding 3.00% Exchangeable Senior Notes due 2015. As of October 30, 2014, there was approximately $628,700,000 aggregate principal amount of Exchangeable Notes outstanding. Valid tenders of Exchangeable Notes pursuant to the Offer will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

        The Tender Offer Consideration payable per $1,000 principal amount of the Exchangeable Notes validly tendered and not validly withdrawn prior to the Expiration Date and accepted for purchase and payment pursuant to the Offer will be $1,015 in cash for each $1,000 principal amount of the Exchangeable Notes plus Accrued Interest. All amounts payable pursuant to the Offer will be rounded to the nearest cent. The next interest payment date on the Exchangeable Notes is December 1, 2014.

Because the Offer will not expire until December 3, 2014, at the earliest, holders of record of the Exchangeable Notes who tender Exchangeable Notes pursuant to the Offer prior to November 15, 2014, the record date for the December 1, 2014 interest payment, will continue to be the holders of record of such notes on November 15, 2014. As a result, the tender of Exchangeable Notes will not affect the right of such holders of record to receive the interest payment on December 1, 2014.

        We reserve the right, but will not be obligated, subject to applicable law, to:

  •
  upon the occurrence of any event which would result in the failure of any of the conditions to the Offer, as described below under "—Conditions to the Offer," terminate or withdraw the Offer and not accept for payment the tendered Exchangeable Notes, in which case we will promptly return all previously tendered Exchangeable Notes to tendering holders;

  •
  waive all unsatisfied conditions and accept for purchase and payment all Exchangeable Notes that are validly tendered and not validly withdrawn prior to the Expiration Date;

  •
  extend the Expiration Date and retain all tendered Exchangeable Notes until the Settlement Date, which will promptly occur after the Expiration Date; or

  •
  otherwise amend the Offer in any respect.

        We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates, including OBGC, the right to purchase any or all of the Exchangeable Notes validly tendered and not validly withdrawn pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Exchangeable Notes validly tendered and not validly withdrawn. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice the rights of holders of Exchangeable Notes to receive the Tender Offer Consideration in exchange for the Exchangeable Notes validly tendered and accepted for purchase and payment. All Exchangeable Notes purchased by us, or by an assignee-affiliate pursuant to this paragraph, will be delivered to the trustee for the Exchangeable Notes for cancellation and those Exchangeable Notes will cease to be outstanding.

        From time to time following the Expiration Date, or other date of termination of the Offer subject to applicable law, we and our subsidiaries or affiliates may acquire any Exchangeable Notes that remain outstanding after the Expiration Date through open market purchases, in privately negotiated transactions, through one or more additional tender offers or exchange offers or otherwise, or may satisfy and discharge the Indenture pursuant to its terms. Any future purchases may be on terms that may be more or less favorable to holders of Exchangeable Notes than the terms of this Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Exchangeable Notes other than pursuant to the Offer until ten business days after the Expiration Date or other date of termination of the Offer.

Procedures for Tendering

        The following summarizes the procedures to be followed in tendering Exchangeable Notes.

        Procedures to be Followed by Beneficial Owners of Exchangeable Notes.    Any holder whose Exchangeable Notes are held in book-entry form through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Exchangeable Notes should contact such broker, bank, dealer or other nominee promptly and instruct such nominee to submit instructions on such holder's behalf. Please check with your nominee to determine the procedure for such firm.

        Such beneficial owners of Exchangeable Notes should consider that a broker, dealer, commercial bank, trust company or other nominee may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Exchangeable Notes on your behalf on or prior to the Expiration Date. Tenders not completed at or prior to 5:00 p.m., New York City Time, on the Expiration Date will be disregarded and as of no effect.

        Procedures to be Followed by Brokers, Banks, Dealers and Other Nominees; ATOP; DTC System.    To tender Exchangeable Notes that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP and thereby tender Exchangeable Notes. There is no letter of transmittal for the Offer. The Tender Agent and Information Agent will establish one or more ATOP accounts on behalf of the Company with respect to the Exchangeable Notes at DTC promptly after the date of this Offer to Purchase. ATOP allows a financial institution that is a participant in DTC's system to make book-entry delivery of Exchangeable Notes by causing DTC to transfer Exchangeable Notes into the ATOP account. Tenders of Exchangeable Notes are affected through the ATOP procedures by delivery of an Agent's Message by DTC to the Tender Agent and Information Agent for its acceptance. "Agent's Message" means a message, transmitted by DTC to and received by the Tender Agent and Information Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Offer to Purchase and that the Company may enforce such agreement against such participant.

        The Agent's Message must be transmitted to and received by the Tender Agent and Information Agent through the ATOP system prior to the Expiration Date. Delivery through DTC of any tenders transmitted through ATOP is at the election and risk of the tendering holder. Delivery will be deemed made only when actually received by the Tender Agent and Information Agent. Holders desiring to tender their Exchangeable Notes on the Expiration Date should note that such holders must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such respective date. Delivery of such documents to DTC does not constitute delivery to the Tender Agent and Information Agent.

        Effect of the Agent's Message.    Tenders of Exchangeable Notes pursuant to the procedures described above, and acceptance thereof by us for purchase, will constitute a binding agreement between us and the tendering holder of such Exchangeable Notes, upon the terms and subject to the conditions of the Offer in effect on the date the Exchangeable Notes are accepted for purchase and payment, which contract will be governed by, and construed in accordance with, the laws of the State of New York.

        There are no guaranteed delivery provisions provided by the Company in conjunction with or under the terms of this Offer. Holders must tender their Exchangeable Notes in accordance with the procedures set forth under the section entitled "—Procedures for Tendering."

        By tendering Exchangeable Notes through book-entry transfer as set forth above, and subject to and effective upon acceptance for purchase of, and payment for, the Exchangeable Notes tendered therewith, a tendering holder (i) irrevocably tenders sells, assigns, transfers and delivers to, or upon the order of us, all right, title and interest in and to all the Exchangeable Notes tendered thereby, (ii) waives any and all other rights with respect to the Exchangeable Notes (including, without limitation, the tendering holder's waiver of any existing or past defaults and their consequences in respect of the Exchangeable Notes and the Indenture), (iii) releases and discharges us, OBGC, OI Inc. and the other guarantors of the Exchangeable Notes from any and all claims such holder may have now, or may have in the future, arising out of, or related to, the Exchangeable Notes (and the guarantees), including, without limitation, any claims that such holder is entitled to receive additional principal, interest or other payments or distributions of any kind with respect to the Exchangeable Notes, or be entitled to any of the benefits under the Indenture, including with respect to any exchange rights, and (iv) irrevocably constitutes and appoints the Tender Agent as the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Tender Agent also acts as the agent of the

Company in connection with the Offer) with respect to any such tendered Exchangeable Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Exchangeable Notes, or transfer ownership of such Exchangeable Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of us, (b) present such Exchangeable Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Exchangeable Notes (except that the Tender Agent will have no rights to, or control over the Tender Offer Consideration paid for any tendered Exchangeable Notes that are purchased by us).

        In consideration for the purchase of Exchangeable Notes pursuant to the Offer, each tendering holder waives, releases, forever discharges and agrees not to sue us, OBGC, OI Inc. and the other guarantors of the Exchangeable Notes and their former, current or future trustees, officers, employees, agents, subsidiaries, affiliates, shareholders, predecessors, successors, assigns or other representatives as to any and all claims, demands, causes of action and liabilities of any kind and under any theory whatsoever, whether known or unknown (excluding any liability arising under the federal securities laws in connection with the Offer), by reason of any act, omission, transaction or occurrence, that such tendering holder ever had, now has or hereafter may have against us, OBGC, OI Inc. and the other guarantors of the Exchangeable Notes as a result of or in any manner related to (i) such tendering holder's purchase, ownership or disposition of the Exchangeable Notes pursuant to the Offer, and (ii) any decline in value thereof up to and including the Settlement Date (and thereafter, to the extent such holder retains Exchangeable Notes).

        The delivery and surrender of the Exchangeable Notes is not effective, and the risk of loss of the Exchangeable Notes does not pass to the Tender Agent, until receipt by the Tender Agent of (i) timely confirmation of a book-entry transfer of such Exchangeable Notes through the Tender Agent's account at DTC pursuant to the procedures set forth herein, (ii) a properly transmitted Agent's Message through ATOP and (iii) all accompanying evidences of authority and any other required documents in form satisfactory to us. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Exchangeable Notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Exchangeable Notes will not be considered valid. We reserve the absolute right, in our sole discretion, to reject any or all tenders of Exchangeable Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender or withdrawal of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders.

        Our interpretation of the terms and conditions of the Offer will be final and binding. Any defect or irregularity in connection with tenders of Exchangeable Notes must be cured within such time as we determine, unless waived by us. Tenders of Exchangeable Notes shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. A defective tender (which defect is not waived by us) will not constitute a valid tender of the Exchangeable Notes. None of the Company, the Tender Agent and Information Agent, the Dealer Manager or any other person will be under any duty to give notice of any defects or irregularities in tenders of Exchangeable Notes or any notices of withdrawal, or will incur any liability to holders for failure to give any such notice.

        Representations, Warranties and Undertakings.    By submitting a valid electronic acceptance instruction with respect to Exchangeable Notes being tendered in this Offer, the holder of such Exchangeable Notes is deemed to represent, warrant and undertake to the Company, the Tender Agent and Information Agent and the Dealer Manager that:

  •
  the tendering holder has received and reviewed this Offer to Purchase and (i) agrees to be bound by all the terms and conditions of the Offer and (ii) understands that the Company's obligation to accept for payment and to pay for Exchangeable Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon the satisfaction or waiver of the conditions set forth herein under "—Conditions of the Offer;"

  •
  the Exchangeable Notes are, at the time of acceptance, and will continue to be, until the payment on the Settlement Date or the termination or withdrawal of the Offer, or, in the case of Exchangeable Notes in respect of which the tender has been revoked, the date on which such tender is validly revoked, held by it;

  •
  the tendering holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the tendering holder and shall not be affected by, and shall survive, the death or incapacity (if an individual) or dissolution (if an entity) of the tendering holder;

  •
  the tendering holder will, upon request, execute and deliver any documents deemed by the Company or the Tender Agent to be necessary or desirable to complete the sale, assignment and transfer of the Exchangeable Notes that are the subject of the electronic acceptance instruction;

  •
  the tendering holder irrevocably appoints the Tender Agent to act as its agent for the purpose of receiving payment from the Company and transmitting such payment to the holder. The tendering holder acknowledges and agrees that payment shall be deemed to have been made by the Company upon the transfer by the Company of the Tender Offer Consideration, which includes Accrued Interest, to DTC in accordance with the Tender Agent's instructions. The tendering holder further acknowledges and agrees that (i) under no circumstances will interest on the Tender Offer Consideration be paid by the Company by reason of any delay on behalf of DTC in making such payment and (ii) the payment made by the Company to DTC in accordance with the Tender Agent's instructions shall fully discharge the Company's obligations to make payment in relation to the Offer and in no event will the Company be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder;

  •
  if the Exchangeable Notes are accepted by the Company for payment, the tendering holder acknowledges that the date for delivery and receipt will be the Settlement Date; and

  •
  that the tendering holder has full power and authority to tender, sell, assign, transfer and deliver the Exchangeable Notes that are the subject of the electronic acceptance instruction and that when such Exchangeable Notes are accepted for purchase and payment by the Company, the Exchangeable Notes will, on the Settlement Date, be transferred by such tendering holder with full title guarantee free from all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right, together with all rights attached thereto.

        All tendering holders by transmission of an Agent's Message through ATOP waive any right to receive notice of the acceptance of their Exchangeable Notes for purchase.

Acceptance of Exchangeable Notes for Purchase; Payment for Exchangeable Notes

        Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for purchase, and pay for, validly tendered Exchangeable Notes that were not validly withdrawn pursuant to the Offer, in each case upon the satisfaction or waiver of the conditions to the Offer specified under "—Conditions of the Offer." We will promptly pay for Exchangeable Notes accepted.

        Tenders of Exchangeable Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

        For purposes of the Offer, we will be deemed to have accepted Exchangeable Notes for purchase if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the Tender Agent.

        With respect to tendered Exchangeable Notes that are to be returned to holders, such Exchangeable Notes will be credited to the account maintained at DTC from which such Exchangeable Notes were delivered after the Expiration Date or termination of the Offer, unless other instructions were given by the holder to DTC.

        We will pay for Exchangeable Notes accepted for purchase in the Offer by depositing such payment in cash with DTC, which will act as agent for you for the purpose of receiving the Tender Offer Consideration and transmitting the applicable Tender Offer Consideration to you on the Settlement Date. By tendering Exchangeable Notes through book-entry transfer as set forth in "—Procedures for Tendering," each tendering holder requests that checks for payment of the Tender Offer Consideration for validly tendered and accepted Exchangeable Notes to be issued in connection with the Offer be issued to the order of such tendering holder. Tendering holders should indicate to DTC the name and address to which payment of the cash consideration and/or certificates evidencing Exchangeable Notes not accepted for purchase should be registered, each as appropriate, are to be issued or sent, if different from the name and address of the person transmitting such acceptance through ATOP.

        We expressly reserve the right, subject to Rules 13e-4 and 14e-1 under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) to (i) delay acceptance for purchase of the Exchangeable Notes tendered under the Offer or the payment for the Exchangeable Notes accepted for purchase or (ii) terminate the Offer at any time and not accept for purchase Exchangeable Notes, if any of the conditions set forth below under "—Conditions of the Offer" shall not have been satisfied or waived by us.

        If, for any reason, acceptance for purchase of, or payment for, validly tendered Exchangeable Notes pursuant to the Offer is delayed, or we are unable to accept for purchase or to pay for validly tendered Exchangeable Notes pursuant to the Offer, then the Tender Agent may, nevertheless, on behalf of us, retain tendered Exchangeable Notes, without prejudice to our rights described under "—Withdrawal of Tenders," "—Expiration Date; Extensions; Amendments; Termination" and "—Conditions of the Offer" below.

        You will not be obliged to pay brokerage commissions or fees or the fees and expenses of the Dealer Manager, the Tender Agent and Information Agent, or us with respect to the Offer.

        We will pay all transfer taxes applicable to the purchase and transfer of Exchangeable Notes pursuant to the Offer, except if the payment of the Tender Offer Consideration, which includes Accrued Interest, is being made to, or if certificates representing Exchangeable Notes for principal amounts not tendered or not accepted for payment are registered in the name of, any person other than the registered holder of Exchangeable Notes tendered thereby or if tendered certificates are registered in the name of any person other than the person(s) electronically transmitting acceptance through ATOP; then, in such event, the amount of any transfer taxes (whether imposed on the registered holder(s) or such other person(s)) payable on account of the transfer to such person will be deducted from the Tender Offer Consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

        Under no circumstances will any additional interest be payable by us because of any delay in the transmission of funds from DTC to the tendering holders.

Withdrawal of Tenders

        The Exchangeable Notes subject to the Offer, tendered prior to the Expiration Date, may be validly withdrawn at any time prior to the Expiration Date, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the Company). The Exchangeable Notes may also be withdrawn at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer if the Company has not accepted such Exchangeable Notes for purchase by then. If a holder validly withdraws a tender, such holder will no longer be eligible to receive the Tender Offer Consideration on the Settlement Date (unless such holder validly re-tenders and does not validly withdraw such Exchangeable Notes prior to the Expiration Date).

        In the event of a termination or withdrawal of the Offer, Exchangeable Notes tendered pursuant to the Offer will promptly be credited to your account through DTC and your DTC participant.

        For a withdrawal of a tender of Exchangeable Notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the Tender Agent prior to the Expiration Date through ATOP. Any such notice of withdrawal must (i) specify the name of the person who tendered the Exchangeable Notes to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Exchangeable Notes, if different from that of the person who deposited the Exchangeable Notes, and (ii) contain the description of the Exchangeable Notes to be withdrawn and the aggregate principal amount represented by such Exchangeable Notes.

        Withdrawal of Exchangeable Notes can only be accomplished in accordance with the foregoing procedures.

        If you tendered your Exchangeable Notes through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Exchangeable Notes, you will need to make arrangements for withdrawal with your nominee. Your ability to withdraw the tender of your Exchangeable Notes will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Exchangeable Notes, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

        A withdrawal of a tender of Exchangeable Notes may not be rescinded, and any Exchangeable Notes validly withdrawn will thereafter be deemed not validly tendered for the purposes of the Offer. However, Exchangeable Notes validly withdrawn may thereafter be re-tendered at any time prior to the Expiration Date by following the procedures described under "—Procedures for Tendering."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, which determination shall be final and binding. We reserve the absolute right, in our sole discretion, to reject any or all attempted withdrawals of Exchangeable Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Exchangeable Note. A waiver of any defect or irregularity with respect to the withdrawal of any Exchangeable Note shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Exchangeable Note except to the extent we may otherwise provide. Withdrawals of Exchangeable Notes shall not be deemed to have been made until any defects or irregularities have been waived by us or cured. None of us, the Tender Agent and Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

        If the Company is delayed in its acceptance for purchase of, or payment for, any Exchangeable Notes or is unable to accept for purchase or pay for any Exchangeable Notes pursuant to the Offer for any reason, then, without prejudice to the Company's rights hereunder, but subject to applicable law, tendered Exchangeable Notes may be retained by DTC on behalf of the Company and may not be validly withdrawn (subject to Rules 13e-4 and 14e-1 under the Exchange Act, as applicable, which require that the Company pay the consideration offered or return the Exchangeable Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of the Offer).

Additional Terms of the Offer

  •
  All communications, payments, notices, certificates or other documents to be delivered to or by a holder will be delivered to or by a holder at the holder's own risk.

  •
  By submitting a valid electronic acceptance instruction, a holder will be deemed to have given the representations, warranties and undertakings of the holder set forth above in "—Procedures for Tendering—Representations, Warranties and Undertakings."

  •
  All acceptances of tendered Exchangeable Notes shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even though submitted electronically).

  •
  The Company may in its sole discretion elect to treat as valid an electronic tender instruction in respect of which the relevant holder does not fully comply with all the requirements of the terms set out in this Offer to Purchase.

  •
  Any defect or irregularity in connection with tenders of such Exchangeable Notes must be cured within such time as the Company shall determine, unless waived by the Company. Tenders of such Exchangeable Notes shall not be deemed to have been made until such defects and irregularities have been waived by the Company or cured. None of the Company, the Dealer Manager, the Tender Agent and Information Agent or any other person will be under any duty to give notice of any defects or irregularities in such tenders of such Exchangeable Notes, nor will any of such entities incur any liability for failure to give any such notice.

  •
  None of the Company, the Dealer Manager or the Tender Agent and Information Agent shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

  •
  Any rights or claims which a holder may have against the Company in respect of any tendered Exchangeable Notes or the Offer shall be extinguished or otherwise released upon the payment to such holder of the Tender Offer Consideration (which includes any Accrued Interest) for such Exchangeable Notes.

  •
  Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or notice, in addition to any press release or notice required pursuant to the terms of the Indenture, to DTC and PRNewswire or such other means as we deem appropriate.

  •
  The Exchangeable Notes are governed by our Indenture. There are no appraisal or other similar statutory rights available to the holders in connection with the Offer.

  •
  The contract constituted by the Company's acceptance for payment in accordance with the terms of this Offer to Purchase all Exchangeable Notes validly tendered (or defectively tendered if the Company waives such defect) shall be governed by, and construed in accordance with the laws of the State of New York.

Conditions of the Offer

        Notwithstanding any other provision of the Offer, we shall not be required to accept any Exchangeable Notes for purchase, and may terminate the Offer if, any of the conditions set forth below are not satisfied.

        For purposes of the foregoing provisions, all of the following conditions shall be deemed to have been satisfied on the Expiration Date unless, in our reasonable judgment, any of the following conditions shall have occurred and be continuing on or after the date hereof and before the Expiration Date:

          (a)   there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets, (ii) a material impairment in the trading market for debt or convertible securities, (iii) any significant change in the price of the Exchangeable Notes, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (vi) there is (x) an attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of emergency or war by the United States that would reasonably be expected to have a materially disproportionate effect on our (or our subsidiaries') business, operations, condition or prospects relative to other companies in our industry or (y) any other calamity or crisis or any change in political, financial or economic conditions, if the effect of any such event in (x) or (y), in our sole judgment, makes it impracticable or inadvisable to proceed with the Offer, or (vii) any significant adverse change in the United States securities or financial markets generally or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (b)   there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that is proposed or shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is reasonably likely to be, materially adverse to our (or our subsidiaries'), business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

          (c)   there shall have been instituted, threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of the Offer or is reasonably likely to directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer or otherwise adversely affects in any material manner the Offer;

          (d)   there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Offer or the contemplated benefits of the Offer to us or our subsidiaries (which benefits are our ability to repurchase and cancel the Exchangeable Notes as part of our overall plan to manage the maturity of a portion of our outstanding debt);

          (e)   an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer or we shall have determined that anything could impair the contemplated benefits of the Offer; or

          (f)    the trustee for the Exchangeable Notes objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Exchangeable Notes.

        Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. We expressly reserve the right to amend or terminate the Offer and to not accept for payment any Exchangeable Notes upon the failure of the satisfaction of any of the conditions. In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any amendment, non-acceptance, termination or waiver to the Tender Agent as promptly as practicable, followed by a timely press release.

        The conditions described above are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us, and may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Date. Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Expiration Date; Extensions; Amendments; Termination

        We expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions set forth in "Conditions of the Offer" shall have been satisfied, subject to applicable law, to:

  •
  delay acceptance of and payment for the Exchangeable Notes;

  •
  extend, terminate or withdraw the Offer; and

  •
  amend, modify or, waive at any time, or from time to time, prior to the Expiration date, the terms of the Offer in any respect, including waiver of any conditions to consummation of the Offer.

        If we exercise any such right, we will give written notice thereof to the Tender Agent and will make a public announcement thereof, as described below, as promptly as practicable.

        The Expiration Date for the Exchangeable Notes is 5:00 p.m., New York City time, on December 3, 2014, unless extended, in which case the Expiration Date with respect to the Exchangeable Notes will be such date to which the Expiration Date is extended. We may extend the Expiration Date with respect to the Exchangeable Notes for any purpose, including, without limitation, to permit the satisfaction or waiver of all conditions to the Offer. In order to extend the Expiration Date as to the Exchangeable Notes, we will notify DTC, and will make a public announcement as described below. If we extend the Offer or are delayed in our acceptance for the purchase of the Exchangeable Notes or are unable to purchase the Exchangeable Notes pursuant to the Offer for any reason, then without prejudice to our rights hereunder, tendered Exchangeable Notes may be retained by the Tender Agent on our behalf and may not be withdrawn (subject to Rules 13e-4 and 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this section. There can be no assurance that we will exercise our right to extend the Expiration Date.

        The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. With respect to any amendment of the terms of the Offer providing for a change in consideration offered or decrease in principal amount of the Exchangeable Notes sought, the Offer will remain open at least ten business days from the date we first give notice to the holders of the Exchangeable Notes of such change, by public announcement or otherwise, in accordance with the requirements of the SEC. If we amend any of the terms of the Offer in a manner we determine will constitute a material change adversely affecting any holder, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of such amendment, and we will extend the Offer for a time period that we deem appropriate and in compliance with applicable law, including Rules 13e-4 and 14e-1 under the Exchange Act, to permit holders to withdraw their Exchangeable Notes, depending upon the significance of the amendment and the manner of disclosure to holders, if the Offer would otherwise expire during such time period.

        Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the Offer, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release or notice, in addition to any press release or notice required pursuant to the terms of the Indenture, to DTC and PRNewswire or such other means as we deem appropriate. In the event that the Offer is terminated, the Exchangeable Notes tendered pursuant to the Offer will be promptly returned to the holders thereof and no Tender Offer Consideration will be paid or payable with respect to the Offer.

        Subject to applicable law, we expressly reserve the right, in our sole discretion, to terminate the Offer at any time prior to the Expiration Date. In the event that we terminate or withdraw the Offer in whole or in part, we will give immediate notice to the Tender Agent, and all of the Exchangeable Notes theretofore tendered pursuant to the Offer and not accepted for payment will promptly be returned to you or credited to your account through DTC and your DTC participant.

Certain Significant Consequences

        In deciding whether to participate in the Offer, you should carefully consider the following, in addition to the other information set forth herein or incorporated by reference in this Offer to Purchase, including, but not limited to, the information described under the heading "Forward-Looking Statements" and in the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

        Upon consummation of the Offer, holders who tender their Exchangeable Notes will lose their rights under the Exchangeable Notes, including their exchange rights.    The Exchangeable Notes are exchangeable, at each holder's option, at an exchange rate of 21.0642 shares of OI Inc. common stock per $1,000 principal amount of Exchangeable Notes (equivalent to an exchange price of approximately $47.47 per share of OI Inc. common stock) into cash and shares of OI Inc. common stock, if any, upon the satisfaction of certain conditions described in the Indenture and, in any event, on and after March 1, 2015. The Exchangeable Notes are currently not exchangeable pursuant to the terms of the Indenture. In addition, following certain corporate transactions, in certain circumstances, the applicable exchange rate will be increased in accordance with the terms of the Exchangeable Notes for a holder that elects to exchange its Exchangeable Notes in connection with such corporate transactions. In the event of a "fundamental change" (as defined in the Indenture), holders have the right to require the repurchase of any or all of the Exchangeable Notes by us at a purchase price equal to 100% of the principal amount of the Exchangeable Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. Holders who tender their Exchangeable Notes pursuant to the Offer will give up all of their rights as a holder of Exchangeable Notes, including the right to (i) elect to exchange their Exchangeable Notes, (ii) require the repurchase of the Exchangeable Notes from us in the event of a fundamental change and (iii) the payment of principal of or interest on the Exchangeable Notes to, but not including, their date of maturity. See "—Procedures for Tendering."

        No Recommendations Concerning the Offer.    None of the Company or its Board of Directors or employees, the Dealer Manager, the Tender Agent and Information Agent or DTC or any of their respective affiliates makes any recommendation to any holder of Exchangeable Notes whether to tender or refrain from tendering any or all of such holder's Exchangeable Notes, and none of them has authorized any person to make any such recommendation. Holders of Exchangeable Notes are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Exchangeable Notes, and, if they decide to tender Exchangeable Notes, the principal amount of Exchangeable Notes to tender.

        Adverse Effects on the Trading Market for the Exchangeable Notes.    The Exchangeable Notes are not listed on any public securities exchange or reported on a national quotation system and as such there is a limited trading market for the Exchangeable Notes. To the extent that Exchangeable Notes are tendered and accepted in the Offer, the trading market for any Exchangeable Notes that remain outstanding thereafter will be diminished. Any security with a smaller outstanding aggregate principal amount available for trading (a smaller "float") may command a lower price than would a comparable security with a greater float. Therefore, the market price for Exchangeable Notes not tendered for purchase may be affected adversely to the extent that the principal amount of Exchangeable Notes tendered and purchased pursuant to the Offer reduces the float of the Exchangeable Notes. The reduced float may also tend to make trading prices more volatile. There can be no assurance as to the price or prices at which the Exchangeable Notes may trade after the consummation of the Offer or that any trading market will exist for the Exchangeable Notes following the consummation of the Offer. The extent of the market for the outstanding Exchangeable Notes following consummation of the Offer will depend, among other factors, upon the number of holders that remain at such time and the interest in maintaining a market in the Exchangeable Notes on the part of securities firms.

        Repurchases of Exchangeable Notes.    We and our subsidiaries or affiliates may purchase any Exchangeable Notes that remain outstanding after the Expiration Date through open market purchases, in privately negotiated transactions, one or more additional tender offers or exchange offers or otherwise, or we may cause OBGC to satisfy and discharge the Indenture pursuant to its terms, on terms that may be more or less favorable to holders of Exchangeable Notes than the terms of this Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we will pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Exchangeable Notes other than pursuant to the Offer until ten business days after the Expiration Date or other date of termination of the Offer.

Plans, Proposals or Negotiations

        Except as disclosed in this Offer to Purchase (including documents incorporated by reference herein), neither we, OI Inc. nor any of our subsidiaries currently have any plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us, OI Inc. or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of assets of us, OI Inc. or any of our subsidiaries, taken as a whole;

  •
  any material change in our, OI Inc.'s or any of our subsidiaries' present dividend rate or policy, indebtedness or capitalization;

  •
  any change in our, OI Inc.'s or any of our subsidiaries' present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our, OI Inc.'s or our subsidiaries' corporate structure or business;

  •
  any class of our, OI Inc.'s or our subsidiaries' equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

  •
  any class of our, OI Inc.'s or our subsidiaries' equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our, OI Inc.'s or our subsidiaries' obligation to file reports under the Exchange Act;

  •
  the acquisition or disposition by any person of our, OI Inc.'s or our subsidiaries' securities other than acquisitions or dispositions made in the ordinary course of business; or

  •
  any changes in our, OI Inc.'s or our subsidiaries' charter, by laws or other governing instruments, or other actions that could impede the acquisition of control of the Company, OI Inc. or our subsidiaries.

CERTAIN MARKET INFORMATION CONCERNING THE EXCHANGEABLE NOTES

        There is no established reporting system or trading market for trading in the Exchangeable Notes. We believe that the Exchangeable Notes are currently traded over-the-counter. To the extent that the Exchangeable Notes are traded, prices of such Exchangeable Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

        The Company is a wholly owned subsidiary of OI Inc. OI Inc.'s common stock, into which the Exchangeable Notes are exchangeable, is traded on The New York Stock Exchange ("NYSE") under the symbol "OI." The following table sets forth the high and low closing sale prices per share of OI Inc.'s common stock as reported on the NYSE with regard to each of OI Inc.'s fiscal quarters during the periods indicated.

	2014		2013		2012
	High Price	Low Price	High Price	Low Price	High Price	Low Price
First Quarter	$35.53	$30.88	$27.66	$21.82	$24.83	$20.24
Second Quarter	34.73	31.17	28.89	24.26	24.50	18.16
Third Quarter	35.16	26.05	31.27	27.74	20.05	17.07
Fourth Quarter*	26.35	23.53	35.78	28.82	21.37	18.57

*
In the case of the Fourth Quarter 2014, the information is provided through October 30, 2014.

        On October 30, 2014, the last reported sale price of OI Inc.'s common stock on the NYSE was $24.96 per share. OI Inc. had 164,909,767 shares of common stock outstanding as of September 30, 2014.

        Holders are urged to obtain current market quotations for OI Inc.'s shares of common stock and, to the extent available, the Exchangeable Notes prior to making any decision with respect to the Offer.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of certain U.S. federal income tax considerations of the Offer that may be relevant to holders of the Exchangeable Notes, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the Exchangeable Notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the sale of the Exchangeable Notes pursuant to the Offer.

        This discussion is limited to holders who hold the Exchangeable Notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons holding the Exchangeable Notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  real estate investment trusts or regulated investment companies;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt organizations or governmental organizations; and

  •
  persons deemed to sell the Exchangeable Notes under the constructive sale provisions of the Code.

        If an entity treated as a partnership for U.S. federal income tax purposes holds the Exchangeable Notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the Exchangeable Notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE SALE OF THE EXCHANGEABLE NOTES PURSUANT TO THE OFFER ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Considerations Applicable to Tendering U.S. Holders

Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of an Exchangeable Note that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Sale of Exchangeable Notes Pursuant to the Offer

        The receipt of cash by a U.S. Holder in exchange for an Exchangeable Note pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering an Exchangeable Note will recognize gain or loss in an amount equal the difference, if any, between the amount of cash received in exchange for such Exchangeable Note (less amounts attributable to Accrued Interest, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously included in income) and the U.S. Holder's adjusted tax basis in the Exchangeable Note at the time of sale. A U.S. Holder's adjusted tax basis in an Exchangeable Note generally will be equal to the amount the U.S. Holder paid for the Exchangeable Note, increased by the amounts of market discount (if any) that the U.S. Holder previously included in income with respect to the Exchangeable Note, and reduced (but not below zero) by the amounts of amortizable bond premium (if any) that the U.S. Holder previously amortized with respect to the Exchangeable Note. Subject to the discussion below on market discount, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Exchangeable Note for more than one year at the time of sale. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Market Discount

        An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased an Exchangeable Note at a "market discount." An Exchangeable Note has "market discount" if its stated principal amount exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition by such U.S. Holder, unless the difference is less than a statutorily defined de minimis amount. Any gain recognized by the U.S. Holder with respect to an Exchangeable Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Exchangeable Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income currently as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method. Gains in excess of such accrued market discount generally will be capital gains, as discussed above.

U.S. Holders That Do Not Tender Their Exchangeable Notes Pursuant to the Offer

        A U.S. Holder that does not tender its Exchangeable Notes in the Offer or does not have its tender of Exchangeable Notes accepted for purchase pursuant to the Offer will not recognize any gain or loss as a result of the Offer.

Information Reporting and Backup Withholding

        A U.S. Holder whose Exchangeable Notes are tendered and accepted for payment pursuant to the Offer may be subject to information reporting and backup withholding. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number;

  •
  is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

  •
  fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

        Each U.S. Holder may provide such holder's taxpayer identification number and certify that such holder is not subject to backup withholding by completing an IRS Form W-9. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Tendering Non-U.S. Holders

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of an Exchangeable Note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Sale of Exchangeable Notes Pursuant to the Offer

        Subject to the discussion below regarding Accrued Interest, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale of an Exchangeable Note pursuant to the Offer unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale and certain other requirements are met; or

  •
  OI Inc. is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the Settlement Date or the period that you held such Exchangeable Notes.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

        We do not believe that OI Inc. currently is, or at any time during the applicable period was, a U.S. real property holding corporation.

        Any amount attributable to Accrued Interest received by a Non-U.S. Holder pursuant to the Offer that is not effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

  •
  the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

  •
  one of (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury on IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Exchangeable Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Exchangeable Note directly through a "qualified intermediary" (within the meaning of applicable Treasury Regulations) and, in each case, certain other conditions are satisfied.

        If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such Accrued Interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

        If Accrued Interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such Accrued Interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on an Exchangeable Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

        Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

        Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

        Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Non-U.S. Holders That Do Not Tender Their Exchangeable Notes Pursuant to the Offer

        A Non-U.S. Holder that does not tender its Exchangeable Notes in the Offer or does not have its tender of Exchangeable Notes accepted for purchase pursuant to the Offer will not recognize any gain or loss as a result of the Offer.

Information Reporting and Backup Withholding

        Information reporting and backup withholding generally will not apply to the sale of Exchangeable Notes by a Non-U.S. Holder pursuant to the Offer, provided that the Non-U.S. Holder has provided the applicable withholding agent with the required documentation that it is not a U.S. person as described above under "—Tax Considerations Applicable to Tendering Non-U.S. Holders—Sale of Exchangeable Notes Pursuant to the Offer" (for example, IRS Form W-8BEN or W-8BEN-E). However, information returns are required to be filed with the IRS in connection with any Accrued Interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

 DEALER MANAGER; TENDER AGENT AND INFORMATION AGENT

        We have retained the Dealer Manager in connection with the Offer. The Dealer Manager may contact you regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Exchangeable Notes.

        We have agreed to pay a customary fee for dealer manager services in connection with the Offer. In addition, we will reimburse the Dealer Manager for reasonable fees and expenses, including fees and disbursements of counsel. We have also agreed to indemnify the Dealer Manager and its affiliates against certain liabilities in connection with its services, including liabilities under the federal securities laws. At any given time, the Dealer Manager may trade the Exchangeable Notes or other of our or our subsidiaries' securities for its own account or for the accounts of its respective customers and, accordingly, may hold a long or short position in the Exchangeable Notes or such other securities and, to the extent that the Dealer Manager or its affiliates own Exchangeable Notes during the Offer, they may tender such Exchangeable Notes pursuant to the terms of the Offer.

        The Dealer Manager or certain of its affiliates have provided in the past and/or are currently providing, and may in the future provide, in the ordinary course of businesses, other investment banking and financial advisory and commercial banking services to us and our affiliates. Deutsche Bank Securities Inc. or certain of its affiliates are a joint lead arranger, joint bookrunner, the administrative agent, the collateral agent and a lender under the Credit Agreement. See "Source of Funds."

        Global Bondholder Services Corporation has been appointed the Tender Agent and Information Agent for the Offer. We have agreed to pay the Tender Agent and Information Agent customary fees for its services and to reimburse the Tender Agent and Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Tender Agent and Information Agent for certain liabilities, including liabilities under the federal securities laws. All deliveries and correspondence sent to the Tender Agent and Information Agent should be directed to the address set forth on the back cover of this Offer to Purchase. Requests for additional copies of documentation may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF DOCUMENTS BY REFERENCE

        The Company and OI Inc. file annual, quarterly and special reports and other information with the SEC. OI Inc. also files proxy statements with the SEC. The Company's and OI Inc.'s SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that the Company and OI Inc. file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You can also obtain copies of the filings at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, 50 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        We have filed with the SEC a tender offer statement on Schedule TO (as the same may be amended or supplemented, the "Schedule TO") pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same place and in the same manner as set forth in the previous paragraph.

        We "incorporate by reference" into this Offer to Purchase certain information the Company and OI Inc. file with the SEC, which means that we can disclose important information to you by referring you to those documents. You will be deemed to have notice of all information incorporated by reference into this Offer to Purchase as if that information were included in this Offer to Purchase. The information incorporated by reference, as updated, is an important part of this Offer to Purchase. We incorporate by reference the following documents:

  •
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 13, 2014;

  •
  the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on April 30, 2014, July 30, 2014 and October 29, 2014, respectively;

  •
  OI Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 13, 2014;

  •
  OI Inc.'s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on April 30, 2014, July 30, 2014 and October 29, 2014, respectively;

  •
  OI Inc.'s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 31, 2014; and

  •
  OI Inc.'s Current Reports on Form 8-K filed with the SEC on January 29, 2014 (as amended by its Current Report on Form 8-K/A filed on May 22, 2014), May 15, 2014, June 23, 2014 and October 28, 2014 (except that information furnished under Item 2.02 of the Current Report on Form 8-K filed on October 28, 2014, including the related exhibits, is not incorporated by reference in this Offer to Purchase).

        You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address and telephone number:

Investor Relations, Owens-Illinois Group, Inc.
One Michael Owens Way
Perrysburg, Ohio 43551-2999
Attention: Investor Relations
Telephone (567) 336-2400

        The information contained in each of the incorporated documents speaks only as of the date of such document. Any statement contained in an incorporated document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the incorporated documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

        The information contained or incorporated by reference in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents. No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Offer to Purchase, and, if given or made, such information or representation may not be relied upon as having been authorized by the Company, OBGC, OI Inc., the Tender Agent and Information Agent or the Dealer Manager. You should rely only on the information contained or incorporated by reference in this Offer to Purchase or to which we have referred you.

 MISCELLANEOUS

        We are not aware of any jurisdiction where the making of the Offer, is not in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction where the making of the Offer, would not be in compliance with such laws, we will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Offer. If, after such good faith effort we cannot comply with any such applicable laws, the Offer will not be made to the holders of Exchangeable Notes residing in each such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Offer to Purchase and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, OBGC, OI Inc., the Tender Agent and Information Agent or the Dealer Manager.

The Tender Agent and Information Agent for the Offer is:

Global Bondholder Services Corporation
65 Broadway—Suite 404
New York, New York 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774
Toll free: (866) 807-2200

By facsimile:
(For Eligible Institutions only):
(212) 430-3775/3779

Confirmation:
(212) 430-3774

Global Bondholder Services Corporation
65 Broadway—Suite 404
New York, New York 10006

Any questions regarding the terms of the Offer should be directed to the Dealer Manager at the address and telephone number set forth below:

The Dealer Manager for the Offer is:

Deutsche Bank Securities
60 Wall Street, 2nd Floor
New York, New York 10005
Attention: Liability Management Group

U.S. Toll-Free: (844) 758-6740